July 2, 2004

Mr. Randy Underwood
9 Douglas Avenue
Wichita, Kansas 67207

Dear Randy:

We are pleased to confirm our offer to you for the position of Executive Vice President and Chief Financial Officer for Dollar Financial Corp. ("Dollar"). Should you accept our offer, your compensation and benefits package shall be as follows:

  START DATE    To Be Determined

  COMPENSATION    $275,000 annual base salary. Base salary will be reviewed annually.

  BONUS    As additional compensation for your services, Dollar shall pay or cause one of its subsidiaries to pay a cash bonus with respect to each fiscal year payable within thirty (30) days after the conclusion of the financial audit of the relevant fiscal year.

  The actual bonus due shall be determined based on the achievement by Dollar of target annual income before interest, income taxes, depreciation, amortization and management fees ("EBITDA") as determined by the aforesaid independent audit. EBITDA targets shall be determined by the board of directors of Dollar, in good faith, and shall be adjusted equitably for acquisitions, divestitures or other significant events occurring in the fiscal year.

  The amount of the bonus due shall be a percentage of your base salary, with the percentage determined as follows: (a) if Dollar achieves EBITDA of greater than or equal to 95% of target EBITDA, 20% of base salary plus 4% of base salary for each 1% that EBITDA exceeds 95% of target EBITDA, up to a maximum of 20% of base salary (bringing the total cash bonus payable under section (a) to a total of 40% of base salary if Dollar achieves 100% of target EBITDA); plus (b) if Dollar achieves EBITDA of greater than or equal to 101% of target EBITDA, 2% of base salary for each 1% that EBITDA exceeds 100% of target EBITDA, up to a maximum of 10% of base salary. Thus, by way of example, if Dollar achieves EBITDA of 105% of target, Executive's bonus will be 20% + 20% +10% = 50% of base salary. Should your employment terminate for any reason, no bonus compensation for the year in which termination or resignation occurs shall be payable.

  Regardless of whether an EBITDA target is achieved, no bonus compensation will be paid or payable if Dollar has defaulted or is not current on its debt payment obligations under any of its then outstanding credit facilities, indentures or other debt instruments; provided, that such withheld compensation shall be paid if such default is of a technical and non-substantive nature and is cured within thirty (30) days of notice thereof.

  AUTO ALLOWANCE    Dollar agrees to a monthly car allowance of $1,000.

  RELOCATION ALLOWANCE    Dollar agrees to reimburse moving-related expenses per the attached relocation policy.

  EQUITY INCENTIVE    You will be granted options of Dollar Financial Corp. common stock at the then current market price, a total equivalent of two times your first year's annual base salary. These options will vest ratably over a 5 year period.

  TERMINATION    a) Change in control: In the event that your employment is terminated by Dollar in relation to a Change of Control (as defined herein), you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for eighteen months following the date of your termination, at a rate equal to 100% of your Base Salary in effect on the last day of your employment with Dollar.

  For purposes of this Agreement, a Change of Control shall be deemed to have occurred if and when:

            i)     a person or entity other than Green Equity Investors II, L.P., or any affiliate, related party or entity controlled by Leonard Green & Partners, L.P., or sponsored fund thereof (collectively "GEI II") owns equity securities having at least 51% of the voting power of Dollar (or any successor or surviving entity);

            ii)    either DFG or Dollar becomes a subsidiary of an entity unaffiliated with GEI II or shall be merged or consolidated into another entity and the voting power of the surviving entity is owned at least 51% by a person or entity other than GEI II; or

            iii)   all or substantially all of the assets of either DFG or Dollar shall have been sold to a party or parties the equity of which is owned at least 51% by a person or entity other than GEI II.

  b)    Termination other than for cause: In the event that your employment is terminated by Dollar, other than for Cause (as defined herein), you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for six months following the date of your termination, at a rate equal to 100% of your Base Salary in effect on the last day of your employment with Dollar. In addition, you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for twelve months following the date which is six months from your termination date at a rate equal to 50% of your Base Salary in effect on the last day of your employment with Dollar.

  For purposes of this Agreement, cause shall be defined as

            i)     Executive's failure to cure or remedy any material mismanagement or negligence in the management of Employer's business within fifteen (15) days after written notice by Employer of such mismanagement or negligence;

            ii)    Executive's willful refusal, after written notice by Employer, to cure within a period of fifteen (15) days any material breach of this Agreement or failure to perform any material obligation set forth herein;

            iii)   an act of fraud, theft, dishonesty or deceit committed against the Employer, including any intentional material misrepresentation to the board of directors of either Dollar or DFG; or

            iv)    a final non-appealable adjudication in a criminal or civil proceeding (including any settlement or plea of nolo contendere) that Executive has committed a fraud, dishonest act, an act of moral turpitude or any other felony or misdemeanor relating to or adversely affecting Executive's employment, the business of the Employer or the ability of Executive to perform his obligations herein).

  RESTRICTIVE COVENANT    In consideration of your employment with Dollar, you agree that you will not, for a period of two years following the termination of your employment for any reason, as set forth herein (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intent of the parties that this agreement shall be so enforced): (a) directly or indirectly engage in any state or territory of the United States in which at such time Dollar conducts business, in any business directly competitive with the business conducted by Dollar at the time of termination, either as employee, agent for any person, independent contractor, consultant, owner, partner, lender, officer, director or 10% or greater stockholder; (b) directly or indirectly disclose to any person, firm or corporation any operational, financial, technical or trade secrets, any details of organization or business affairs, or any names or addresses of past or present customers of Dollar; (c) directly or indirectly request any individuals or entities with whom Dollar has business relationships to curtail or cancel their business with Dollar; (d) solicit, canvass, or accept any business for any other company, or business similar to Dollar' check-cashing or consumer loan business, from any past or present customer of

  Dollar; or (e) directly or indirectly induce or attempt to influence any employee or consultant of Dollar to terminate his or her employment or consultant relationship. For purposes of this agreement, the terms "Dollar" shall be deemed to include Dollar Financial Corp. and all of its subsidiary and affiliated corporations.

  All inventions, discoveries, improvements, processes, formulae and data that you may make, conceive or learn during the term of your employment, whether during working hours or otherwise, or within one month following the termination of your employment for any reason, shall be Dollar' exclusive property. You agree to make prompt disclosure to Dollar of all such inventions, etc., and to do all lawful and reasonable things necessary or useful to assist Dollar in securing their full enjoyment and protection.

  You further agree, upon termination of your employment for any reason, to deliver possession of all property, including but not limited to, documents or materials relating to Dollar' business, all evidence of or records relating to it's customers, all of which property, documents, materials and/or customer and business records and other property shall be at all times property of Dollar.

  BENEFITS

  Health Insurance    Dollar offers two medical plans, an HMO and POS plan, at a bi-weekly payroll deduction. Eligibility begins on your date of employment.

  Dental Insurance    Dollar offers dental insurance at an additional bi-weekly payroll deduction. Eligibility begins on your date of employment.

  Life Insurance    All employees are automatically covered for Life Insurance. Your life insurance coverage is equal to $100,000. Eligibility begins on your date of employment. Additionally, you may purchase supplemental life or supplemental AD&D coverage for yourself, your spouse or your dependent children through payroll deduction.

  Short Term Disability    Salaried employees are eligible for Short Term Disability Insurance with a bi-weekly payroll deduction. Your short term disability coverage is equal to approximately 60% of your salary but not greater than $500 weekly. There is a 14 day elimination period and coverage extends up to 26 weeks. Eligibility begins on your date of employment.

  Long Term Disability    Salaried employees are eligible for Long Term Disability Insurance with a bi-weekly payroll deduction. Your long term disability coverage is equal to approximately 60% of your basic monthly salary (up to a maximum benefit of $10,000 monthly) after a 26 week elimination period. Eligibility begins on your date of employment.

  401(k) Plan    You will become eligible for this program on the open enrollment date following 6 months of service. Open enrollment in our Retirement Plan is the 1st of every calendar quarter. Dollar matches 50% of your contributions up to a maximum employee contribution of 8%. Company matching is vested at 20% for each year of service.

  Holidays    You will be eligible for eight (8) paid holidays. The holiday schedule shall be forwarded to you during your first week of employment.

  Personal Time    You will be awarded 12 hours of personal time for every 3 months of full-time service (a total of 6 days per anniversary year). You may carry over a maximum of 12 personal hours on your anniversary date. Personal time must be used in 8 hour increments. There is no payment for personal days earned but not taken.

  Vacation    You will be awarded one week vacation for every three months of service completed. Awarded vacation must be taken within one year (12 months) in which the vacation is awarded. There is no payment for vacation awarded but not taken.

  EXPIRATION OF BENEFITS    All benefits expire on your date of termination.

  REPORTING RELATIONSHIP    While serving in this position, you will report directly to Jeff Weiss, CEO, and Don Gayhardt, President.

Speaking for myself and everyone at DFG, we look forward to working with you.

Sincerely, Melissa Soper
Vice President, Human Resources

Mr. Randy Underwood
Employment offer for Chief Financial Officer
July 2, 2004

  ACCEPTANCE    This letter contains the entire agreement between you and Dollar. There are no other oral or written agreements between you and Dollar. Please confirm that this letter accurately sets forth our understanding by signing and returning this letter.

Accepted and Agreed to:

/S/ RANDALL UNDERWOOD Name
Date

(Fax Acceptance Page only to 610-296-0678)